Exhibit 99.1

NEWS RELEASE

HELMERICH & PAYNE, INC. / 1437 SOUTH BOULDER AVENUE / TULSA, OKLAHOMA

September 28, 2017

JUAN PABLO TARDIO TO RETIRE IN JUNE OF 2018

Helmerich & Payne, Inc. (NYSE: HP) announced today that Juan Pablo Tardio, Vice President and Chief Financial Officer, has informed the Company of his intention to retire in June of 2018.  The Company will soon begin a comprehensive search for CFO candidates.  Mr. Tardio will continue to serve in his current role until a successor is identified and has an opportunity to effectively transition into that position.

President and CEO John Lindsay commented, “We would like to thank Juan Pablo for his many years of service to the Company and contributing greatly in his seven years as CFO.  He has played an important role at a time when our Company transformed into the clear market leader in our industry sector.  His professionalism and integrity have served and represented the Company in outstanding fashion.  We are very grateful for his contributions, leadership and distinguished service.”  Mr. Lindsay added, “Juan Pablo’s retirement in no way represents a shift in our general approach to the Company’s financial management, including capital allocation.”

Mr. Tardio, who will be retiring after 17 years with the organization, commented, “This is a great Company and I feel privileged to be a part of it.  As I also reflect on personal life pursuits, however, I believe that the time is right for me to retire.  There is a deep sense of satisfaction for what we have accomplished and I look forward to fully supporting the transition to the new CFO.”

About Helmerich & Payne, Inc.

Helmerich & Payne, Inc. is primarily a contract drilling company.  As of September 28, 2017, the Company’s existing fleet includes 350 land rigs in the U.S., 38 international land rigs, and eight offshore platform rigs.  The Company’s global fleet has a total of 388 land rigs, including 373 AC drive FlexRigs.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, and such statements are based on current expectations and assumptions that are subject to risks and uncertainties.  All statements other than statements of historical facts included in this release, including, without limitation, statements regarding the registrant’s future financial position, operations outlook, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements.  For information regarding risks and uncertainties associated with the Company’s business, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s SEC filings, including but not limited to its annual report on Form 10-K and quarterly reports on Form 10-Q.  As a result of these factors, Helmerich & Payne, Inc.’s actual results may differ materially from those indicated or implied by such forward-looking statements.  We undertake no duty to update or revise our forward-looking statements based on changes in internal estimates, expectations or otherwise, except as required by law.

Contact:  Investor Relations

investor.relations@hpinc.com

(918) 588-5190

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